NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 4, 2003 CONTACT: Darwin L. Stump

(304) 842-3597

http://www.petd.com

Petroleum Development Reports Record Closing for Third 2003 Drilling Program

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced it closed its third 2003 drilling partnership with $17.5 million in subscriptions up from $9.4 million in subscriptions in the third partnership of 2002.

Steven R. Williams, President of PDC said, "The partnership was scheduled to close on November 10th, but was closed early with the maximum subscriptions allowable under the registration statement. This brings total partnership sales for the year to $43.2 million compared with $27.8 million at this time in 2002. So far sales of our fourth partnership, scheduled to close December 31st have also been strong. We can accept up to $35 million in subscriptions in the final partnership."

The partnership will participate in wells drilled and completed in the fourth quarter of 2003 and the first quarter of 2004. PDC purchases a 20% interest in the partnership.

The Company will be updating the progress on the fourth partnership of 2003, The PDC 2003-D Partnership on our website, www.petd.com under the section "Drilling Program".

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597